Exhibit 10.1

EXECUTION VERSION

Transaction Support and Standstill Agreement

This Transaction Support and Standstill Agreement (as amended, modified or supplemented from time to time, including the exhibits and schedules attached hereto (which are expressly incorporated herein and made part hereof), this “Agreement”) is made as of July 10, 2020, by and between AMC Entertainment Holdings, Inc. (the “Issuer”) and certain of its subsidiaries (collectively with the Issuer, the “Company”) and each of the undersigned parties, as Holders of Existing Subordinated Notes (each such undersigned Holder, a “Consenting Noteholder” and, together, the “Consenting Noteholders”). The Company and each Consenting Noteholder also are collectively referred to herein as “Parties” and each, individually as a “Party”. Any capitalized terms used herein but not otherwise defined shall have the meaning ascribed to such term in Schedule 1 hereto.

A.            On June 3, 2020 the Company commenced private exchange offers and related consent solicitations (the “Existing Exchange Offers”) with respect to its outstanding Existing Subordinated Notes, pursuant to which the Company offered to issue Second Lien Secured Notes to eligible Holders of Existing Subordinated Notes in exchange for such Holders’ Existing Subordinated Notes, as described in an offering memorandum regarding the Existing Exchange Offers (the “Existing Offering Memorandum”). As of the date hereof, the Existing Exchange Offers are scheduled to expire at 11:59 p.m. (Eastern Time), on July 10, 2020.

B.            The aggregate amount of Existing Subordinated Notes of each Consenting Noteholder as of the date hereof is set out on the signature pages hereto (such Existing Subordinated Notes, collectively, the “Restricted Debt Holdings”).

C.            Each Consenting Noteholder is a member of an ad hoc group of certain unaffiliated Holders of Existing Subordinated Notes (the “Ad Hoc Group”) advised by Milbank LLP (“Milbank”), as legal counsel, and Guggenheim Securities, LLC (“Guggenheim”), as financial advisor.

D.            Subject to the terms and conditions of this Agreement and the other Definitive Documents, the Parties have agreed to certain terms and conditions set forth in the term sheet attached as Exhibit A hereto (the “Term Sheet”) relating to a transaction (the “Transaction”) that, among other things, provides for (i) an amendment to the Existing Exchange Offers (as amended, the “Amended Exchange Offer”), pursuant to which any and all of the Existing Subordinated Notes will be exchanged for Second Lien Subordinated Notes in the aggregate principal amount of approximately $1.7 billion, (ii) a $200 million rights offering to Holders of Existing Subordinated Notes that agree to tender their Existing Subordinated Notes in the Amended Exchange Offer to purchase New First Lien Notes (the “Rights Offering”), (iii) a backstop commitment by certain Consenting Noteholders in the Ad Hoc Group to purchase New First Lien Notes in accordance with the allocation percentages set forth on Schedule 2 to the Backstop Commitment Agreement (the “Backstop Allocations”) if such notes are not otherwise subscribed for by Holders of Existing Subordinated Notes in the Rights Offering, and (iv) certain other terms and conditions as set forth in the Term Sheet. For the avoidance of doubt, this Agreement is not an agreement to subscribe for or purchase any New First Lien Notes and any such agreement shall be made and shall be subject to the conditions of the Backstop Commitment Agreement and the Subscription Agreement.

E.            Each Party wishes to negotiate in good faith with respect to the Definitive Documents memorializing the Transaction, on terms consistent with the Term Sheet and this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party hereby agrees as follows:

1.            Support of Transaction.

(a)            Prior to the Termination Date (as defined below) as to such Party and subject to the terms and conditions hereof, each Party hereby covenants and agrees to (i) support the Transaction embodied in the Term Sheet, (ii) negotiate in good faith, and use its good faith efforts, to execute, as expeditiously as practicable, the Definitive Documents, each of which shall be in form and substance acceptable to the Company and the Consenting Noteholders of a majority of the Restricted Debt Holdings (the “Required Holders”) (provided, that the Backstop Commitment Agreement, the amended offering memorandum (the “Amended Offering Memorandum”), consistent with the Term Sheet, including a Descriptions of Notes for each of the New First Lien Notes and the Second Lien Subordinated Notes (together, the “Descriptions of Notes”), the Subscription Agreement and the Escrow Agreement and the Noteholder Representative Appointment Letter shall be in the form attached hereto as Exhibit B, Exhibit C, Exhibit D, Exhibit E and Exhibit F, respectively; provided, further, that the Intercreditor Agreement shall be acceptable in form and substance to Consenting Noteholders holding at least 66 2/3% of the Restricted Debt Holdings, as of the date on which the consent or approval is solicited, in their sole discretion (it being understood that, notwithstanding anything herein to the contrary, this second proviso may only be amended or amended in whole or in part with respect to all Consenting Noteholders by a written instrument executed by Consenting Noteholders holding at least 66 2/3% of the Restricted Debt Holdings, as of the date on which the consent or approval is solicited, in their sole discretion, and, if so waived, all Consenting Noteholders shall be bound by such waiver or amendment)), (iii) use commercially reasonable efforts to consummate and complete the Transaction, and (iv) not take any action, or fail to take any action, nor encourage any other person or entity to take any action or fail to take any action, that is materially inconsistent with or that would prevent, interfere with, forestall, delay or impede the consummation of the Transaction. The Company will cause the Amended Exchange Offer to be open for a period of ten (10) business days.

(b)            As contemplated in this Agreement and to be reflected in the Definitive Documents and subject to the terms and conditions hereof and thereof, prior to the Termination Date as to such Consenting Noteholder, each Consenting Noteholder shall tender, or cause and/or direct the tender of, its Existing Subordinated Notes in the Amended Exchange Offer in the amount of its Restricted Debt Holdings on or prior to the early tender deadline contemplated in the Amended Offering Memorandum, and any additional Existing Subordinated Notes subsequently acquired by such Holder prior to such early tender deadline, to the extent practicable, or otherwise by the tender deadline contemplated in the Amended Offering Memorandum.

(c)            Prior to the Termination Date, the Company will (i) not, and will not encourage any other person or entity to, solicit, negotiate or enter into any agreement with respect to any Alternative Transaction, and (ii) provide prompt written notice to the Required Holders and Milbank (and in any event no later than one (1) calendar day) of the receipt of any proposal or expression of interest, whether written or oral, in undertaking an Alternative Transaction that the Company is evaluating in good faith, including the terms thereof and the identity of the person or group of persons involved.

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2.            Transfer.

(a)            From the date hereof to the Termination Date, each Consenting Noteholder shall not sell, resell, reallocate, use, pledge, assign, transfer, hypothecate, mortgage, participate, donate or otherwise encumber or dispose of, directly or indirectly (including through derivatives, options, swaps, pledges, forward sales or other transactions) (a “Transfer”) any ownership (including any beneficial ownership as defined in the Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) in any Restricted Debt Holdings to any affiliated or unaffiliated party, including any party in which it may hold a direct or indirect beneficial interest, unless, in each case, such transferee (each, a “Standstill Party”) has also signed an agreement with the Company on the same or substantially the same terms as this Agreement or a joinder to this Agreement with respect to such Restricted Debt Holdings substantially in the form attached hereto as Exhibit G. Any Transfer in violation of this Agreement shall be void ab initio.

(b)            Notwithstanding Section 2(a) herein, (i) a Consenting Noteholder may Transfer its Restricted Debt Holdings to an entity that is acting in its capacity as a Qualified Market Maker without the requirement that the Qualified Market Maker be or become a Standstill Party in order to effect any Transfer (by purchase, sale, assignment, participation, or otherwise) of any Restricted Debt Holdings against, or interests in, the Company by a Consenting Noteholder to a Standstill Party; provided, that the Qualified Market Maker subsequently Transfers the Restricted Debt Holdings to a transferee that is or becomes a Standstill Party with respect to such Restricted Debt Holdings as provided in Section 2(a) herein and the Transfer documentation between the transferor and such Qualified Market Maker shall contain a requirement that provides for such; provided, further, that the foregoing exception will only be available in transactions where the Qualified Market Maker is not the ultimate beneficial owner (within the meaning of Rule 13d-3 under the U.S. Securities Act of 1933, as amended) of such claim against, or interest in, the Company; (ii) if a Consenting Noteholder is acting in its capacity as a Qualified Market Maker, it may Transfer any claim against, or interest in, the Company that it acquires from a Holder of such claim or interest that is not a Consenting Noteholder, without the requirement that the transferee be or become a Standstill Party in accordance with this Section 2(a) herein; and (iii) nothing set forth in Section 2(a) will apply to a pledge or hypothecation in a Consenting Noteholder’s ordinary course of business.

(c)            If, at the time of a Consenting Noteholder’s proposed Transfer of any Restricted Debt Holdings to a Qualified Market Maker, such Restricted Debt Holdings are tendered in connection with the Amended Exchange Offer as contemplated in this Agreement, and the Qualified Market Maker does not Transfer such Restricted Debt Holdings by the second (2nd) business day before expiration of the early tender deadline contemplated in the Amended Offering Memorandum (such date, the “Qualified Market Maker Joinder Date”), such Qualified Market Maker shall be required to (and the Transfer documentation to the Qualified Market Maker shall have provided that it shall), on the first business day immediately after the Qualified Market Maker Joinder Date, become a Standstill Party with respect to such Restricted Debt Holdings in accordance with the terms hereof; provided, further, that the Qualified Market Maker shall automatically, and without further notice or action, no longer be a Standstill Party with respect to such Restricted Debt Holdings at such time that the transferee becomes a Standstill Party in accordance with this Agreement.

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(d)            This Agreement shall in no way be construed to preclude a Consenting Noteholder from acquiring (1) additional Restricted Debt Holdings that were Restricted Debt Holdings as of the Agreement Effective Date or (2) additional Existing Subordinated Notes (that are not Restricted Debt Holdings) from a party that is not a Standstill Party; provided, that such Consenting Noteholder must provide notice (email from such Consenting Noteholder or its counsel shall suffice) of any acquisition of Restricted Debt Holdings (including the amount and type of Existing Subordinated Notes acquired) to counsel of the Company within three (3) business days of such acquisition. For the avoidance of doubt, no additional Existing Subordinated Notes that were not Restricted Debt Holdings as of the effectiveness of this Agreement shall become Restricted Debt Holdings at any time after the effectiveness of this Agreement regardless of the identity of the holder thereof (and notwithstanding their subsequent acquisition by a Standstill Party).

3.            Forbearance. Prior to the Termination Date as to it, each Consenting Noteholder agrees to forbear, solely if no Default or Event of Default (each as defined in each indenture for the Existing Subordinated Notes) exists, from the exercise of (or to direct an agent or trustee to exercise) any and all rights and remedies in contravention of this Agreement, whether at law, in equity, by agreement or otherwise, which are or become available to them in respect of the Existing Subordinated Notes. Additionally, prior to the Termination Date as to it, each Consenting Noteholder agrees not to support, join, or otherwise assist (provided, that no action by a Consenting Noteholder that is required by law or by judicial, regulatory or other governmental proceeding shall be construed to constitute any of the foregoing) any person in litigation against the Company in connection with the Transaction or the Amended Exchange Offers; provided, that the foregoing will not limit any of the Consenting Noteholders’ rights to enforce any rights under this Agreement; provided, further, that no Consenting Noteholder shall be required to incur any material costs and/or expenses, nor shall it be required to provide any indemnities or the like, in order to comply with this Section 3.

4.            Representations and Warranties of the Parties. The Company and each Consenting Noteholder, severally but not jointly, hereby represents and warrants to the other Parties that the following statements are true and correct as of the date hereof:

(a)            Such Party is duly organized, validly existing, and in good standing (where such concept is recognized) under the laws of the jurisdiction of its organization has all necessary corporate or similar power and authority to execute and deliver this Agreement, to carry out the Transaction, and to perform its obligations hereunder;

(b)            This Agreement has been duly and validly executed and delivered by such Party. This Agreement constitutes the valid and binding obligation of such Party, enforceable against such Party in accordance with its terms; and

(c)            The execution, delivery and performance of this Agreement by such Party, and such Party’s compliance with the provisions hereof, will not (with or without notice or lapse of time, or both): (i) violate any provision of such Party’s organizational or governing documents; (ii) violate any law or order applicable to such Party; or (iii) require any consent or approval under, violate, result in any breach of, or constitute a default under, or result in termination or give to others any right of termination, amendment, acceleration or cancellation of any contract, agreement, arrangement or understanding that is binding on such Party, except, in each case, as to each Consenting Noteholder, where not reasonably likely to have a material adverse effect on the ability of such Consenting Noteholder to perform its obligations under this Agreement.

5.            Agreement Effective Date. This Agreement shall become effective upon the date (the “Agreement Effective Date”) upon which (a) the execution and delivery of this Agreement by each entity comprising the Company and Consenting Noteholders of Restricted Debt Holdings constituting more than 50% in aggregate principal amount under each indenture of the Existing Subordinated Notes, (b) the execution and delivery of (i) a fee letter between the Company and Milbank acceptable to the Company and Milbank (the “Milbank Fee Letter”) and (ii) an engagement letter between the Company and Guggenheim acceptable to the Company and Guggenheim (the “Guggenheim Engagement Letter”) and (c) the payment by the Company of all fees and expenses incurred by Milbank and Guggenheim and otherwise payable (including the funding of any retainers) under the Milbank Fee Letter and the Guggenheim Engagement Letter, as applicable.

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6.            Termination. This Agreement, each Party’s obligations hereunder, any and all consents tendered by the Parties and the restrictions set out herein shall terminate immediately and be of no further force and effect upon the earliest to occur of (such earliest date, the “Termination Date”):

(a)            the mutual written consent of the Required Holders and the Company;

(b)            the termination or expiration of the Amended Exchange Offers (it being understood that the Company’s termination of the Amended Exchange Offers not in accordance herewith shall be a breach of this Agreement by the Company);

(c)            the consummation of the Transaction;

(d)            the filing or commencement of any proceeding relating to the Company under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether voluntary or involuntary;

(e)            at 4:00 p.m. (Eastern Time) on August 1, 2020 (unless extended in writing by each Consenting Noteholder (email from each Consenting Noteholder or its counsel shall suffice) or otherwise in accordance with this Agreement), provided that the Required Holders may agree in writing (email from counsel shall suffice) to extend the Termination Date up to, but not exceeding, an aggregate of fourteen (14) days and no further extension of the Termination Date shall be binding upon any Holder that has not agreed in writing (email from counsel shall suffice) to such extension;

(f)            the issuance by any governmental authority of any ruling, judgment or order declaring this Agreement or any material portion hereof to be unenforceable, or enjoining the consummation of the Transaction, that has not been reversed or vacated within fourteen (14) calendar days after such issuance;

(g)            written notice from the Required Holders (i) following a breach by the Company of any of the terms hereunder (including under the Term Sheet) or under any Definitive Documents, (ii) after entry into the Backstop Commitment Agreement, upon the termination of the Backstop Commitment Agreement in accordance with its terms, (iii) at or after 6:00 p.m. (Eastern Time) on July 10, 2020 if the Amended Exchange Offer has not been commenced or the Backstop Commitment Agreement in the form attached as Exhibit B has not been executed and delivered or (iv) following the termination or a breach by the Company of either the Milbank Fee Letter or the Guggenheim Engagement Letter; and

(h)            written notice from the Company (i) upon the occurrence of the breach of any of the terms hereunder or any other Definitive Documents by Consenting Noteholders constituting the Required Holders at the time of such breach, (ii) upon the Consenting Noteholders no longer collectively beneficially owning or controlling more than 50% in aggregate principal amount under each indenture of the Existing Subordinated Notes or (iii) that the Company does not intend to pursue the Transaction on terms consistent with the Term Sheet following the Company’s receipt of advice from sophisticated outside counsel that is familiar with giving such advice that continued performance under this Agreement would be inconsistent with its fiduciary duties under applicable law.

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Notwithstanding anything herein to the contrary, no termination of this Agreement shall relieve or otherwise limit the liability of any Party for any breach of this Agreement occurring prior to such termination. The terms of the immediately preceding sentence and Sections 7-12 and 13(b) shall survive the expiration or termination of this Agreement.

7.            Acknowledgements; Reservation of Rights; No Admission. This Agreement constitutes a proposed settlement among the Parties. Nothing in this Agreement, including, for the avoidance of doubt, the exhibits and schedules hereto, constitutes a commitment to obligate any Consenting Noteholder to provide any new financing or credit support. Regardless of whether or not the Transaction contemplated herein is consummated, or whether or not the Termination Date has occurred, if applicable, nothing shall be construed herein as a waiver by any Party of any or all of such Party’s rights or remedies, and the Parties expressly reserve any and all of their respective rights and remedies. Pursuant to Rule 408 of the Federal Rules of Evidence, any applicable state rules of evidence, and any other applicable law, this Agreement and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than in a proceeding to enforce its terms.  This Agreement shall in no event be construed as or be deemed to be evidence of an admission or concession on the part of any Party for any claim, fault, liability, or damages whatsoever.  It is acknowledged that each Consenting Noteholder and/or its respective affiliates may be acting as Holders of Existing Subordinated Notes under the Existing Subordinated Notes, and that none of the rights, remedies, and obligations under the Existing Subordinated Notes shall be waived, impaired, limited or otherwise affected prior to the effectiveness of the Transaction (and then only to the extent as expressly provided in the Definitive Documents) by such Consenting Noteholder’s performance or lack of performance of its obligations hereunder.

8.            Remedies. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties will be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of appropriate jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Except as otherwise provided in this Agreement, any and all remedies in this Agreement expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. Notwithstanding anything to the contrary herein, nothing in this Agreement shall require the directors, officers, managers, or members of the Company (in such person’s capacity as a director, officer, or manager of such the Company) to take any action, or to refrain from taking any action that based upon the advice of outside counsel would be inconsistent with such director’s, officer’s, manager’s or member’s fiduciary obligations to the Company under applicable law.

9.            No Solicitation. Notwithstanding anything to the contrary, this Agreement is not and shall not be deemed to be an offer for the issuance, purchase, sale, exchange, hypothecation, or other transfer of securities or a solicitation of an offer to purchase or otherwise acquire securities for purposes of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended.

10.            Fees and Expenses. All of Milbank’s and Guggenheim’s fees and expenses hereafter shall be payable in accordance with the Milbank Fee Letter and the Guggenheim Engagement Letter, as applicable.

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11.            Amendments. Except as otherwise provided herein, none of the terms of this Agreement, including the Term Sheet and the other exhibits and schedules attached hereto, may be modified, amended or supplemented except in a writing signed by the Company and the Required Holders or waived except in writing (email being sufficient, including from respective counsel) from the Company or the Required Holders, as applicable; provided, that no provision of this Agreement may be waived, modified, amended, or supplemented, without the prior written consent of the Company and each Consenting Noteholder, with respect to (i) extending any maturity date of the New First Lien Notes or the Second Lien Subordinated Notes enumerated in the Transaction Term Sheet, (ii) reducing the amount of or altering the due date for any principal or interest amount of the New First Lien Notes or the Second Lien Subordinated Notes enumerated in the Transaction Term Sheet, (iii) modifying any redemption premium, place of payment, currency type, or right of enforcement upon a default in the payment of any principal or interest amount of the New First Lien Notes or the Second Lien Subordinated Notes enumerated in the Transaction Term Sheet; (iv) except as provided therein, Section 6(e); and (v) this Section 11; provided, further, that Sections 14(a) and 14(b) may only be waived, modified, amended, or supplemented by Consenting Noteholders holding at least 90% of the aggregate Restricted Debt Holdings as of the date on which the consent or approval is solicited, in their sole discretion. No waiver of any of the provisions of this Agreement shall be deemed to constitute a waiver of any other provision of this Agreement, whether or not such provisions are similar, nor shall any waiver of a provision of this Agreement be deemed a continuing waiver of such provision.

12.            Miscellaneous. This Agreement is for the benefit of each of the Consenting Noteholders and Company. All notices hereunder shall be in writing and shall be delivered by email, courier or registered or certified mail (return receipt requested) to the address or email address (or at such other address or email address as shall be specified by like notice) set forth on the signature page for such Party (with a copy to counsel to the Company or the Ad Hoc Group, as applicable) and shall be deemed given when received, and any notice, if transmitted by email, shall be deemed given upon being sent. This Agreement is governed by the laws of the State of New York without regard to any conflict of laws principles thereof. Any action brought in connection with this Agreement shall be brought in the federal or state courts located in the Borough of Manhattan in the State of New York (except that in the event the Company or any of its affiliates becomes the subject of any bankruptcy cases under chapter 11 of Title 11 of the United States Code, then the presiding bankruptcy court), and the Parties hereby irrevocably consent to the jurisdiction of such courts and waive any objections as to venue or inconvenient forum. The Parties acknowledge that the prompt resolution of disputes is in the interest of all Parties and that a trial with a judge as the sole finder of fact would be the most expeditious manner to resolve such disputes. The Parties hereby waive, to the fullest extent permitted by the law, trial by jury in any suit, action or proceeding in any manner arising in connection with or in any way related to this Agreement. The Parties acknowledge that they make this waiver knowingly and voluntarily, in consultation with their respective attorneys. For the avoidance of doubt, all obligations of the Company hereunder (including the obligations of each entity comprising the Company) shall be joint and several and all obligations of Consenting Noteholders hereunder shall be several, but not joint. Notwithstanding anything to the contrary herein, the obligations, covenants and requirements of any member of the Ad Hoc Group under this Agreement shall only apply to such member of the Ad Hoc Group and the funds under its control from time to time. Subject to Section 2, this Agreement may not be assigned by a Consenting Noteholder without the prior written consent of Company. Except as otherwise provided herein, this Agreement sets forth the entire agreement between the Parties as to the subject matter hereof. This Agreement shall be binding on the successors and permitted assigns of each Party. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect. The headings of all sections of this Agreement are inserted solely for the convenience of reference and shall not affect in any way the meaning or interpretation of this Agreement or any provision hereof. This Agreement may be executed by facsimile or PDF and in counterparts, each of which shall constitute one and the same agreement.

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13.            Publicity; Non-Disclosure.

(a)            The Company will disclose this Agreement, including the Term Sheet, on the Agreement Effective Date at 5:00 p.m. (Eastern Time) or promptly thereafter (but, in any event, no later than 6:00 a.m. (Eastern Time) on the business day following the Agreement Effective Date) by publicly filing a Form 8-K or any periodic report required or permitted to be filed by the Company under the Exchange Act with the Securities Exchange Commission (“SEC”) or, if the SEC’s EDGAR filing system is not available, on a press release that results in prompt public dissemination of such information (the “Public Disclosure”). As promptly as reasonably practicable, but in any event no later than twenty-four (24) hours prior to the Public Disclosure, the Company will provide the Required Holders with a draft of the Public Disclosure for review, and the Company will incorporate any reasonable additions or modifications to the Public Disclosure from the Required Holders, such that the Public Disclosure will be in a form reasonably acceptable to the Required Holders. For the avoidance of doubt, the Public Disclosure will not contain the holdings information of any Consenting Noteholder. Notwithstanding anything to the contrary herein, nothing herein shall in any way limit, alter or affect the rights of any Consenting Noteholder under any non-disclosure agreement between such Holder and the Company.

(b)            Unless required by applicable law or regulation, the Company agrees to keep confidential the Backstop Allocations (including as set forth on Schedule 2 to the Backstop Commitment Agreement) and the holdings information (including with respect to the Existing Subordinated Notes) of the Consenting Noteholders as of the date hereof and at any time hereafter absent the prior written consent of any such Consenting Noteholder; and if such announcement or disclosure of the holdings information of the Consenting Noteholder or the Backstop Allocations is so required by law or regulation, the Company shall provide each Consenting Noteholder with advanced notice of its intent to disclose such holdings information and shall afford each Consenting Noteholder a reasonable opportunity to (i) seek a protective order or other appropriate remedy or (ii) review and comment upon any such announcement or disclosure prior to the Company making such announcement or disclosure; provided that the Company shall not be required to incur any material costs and/or expenses, nor shall it be required to provide any indemnities or the like, in order to comply with the foregoing. When attaching a copy of this Agreement to the Public Disclosure as required by this Section 13, the Company will redact any reference to a specific Holder or its holdings information, including the signature pages hereto, and the Backstop Allocations.

14.            Convertible Notes Exchange.

(a)            Conditions to Modification of the Convertible Notes Exchange. The Company shall not modify the Convertible Notes Exchange in any manner whatsoever, including such that $600.0 million principal amount of the amended Convertible Notes does not receive a first-priority lien on the Collateral (as defined in the Amended Offering Memorandum) that is pari passu in all respects with the Credit Agreement Facility, the Existing First Lien Notes and the New First Lien Notes (subject to the terms of the Intercreditor Agreement) and the full $600.0 principal amount is not due on May 1, 2026 with no springing maturities or put rights on behalf of the holders thereof. FOR THE AVOIDANCE OF DOUBT NO CONSENTING NOTEHOLDER IS AGREEING TO OR REQUIRED TO AGREE TO ANY ALTERNATIVE TRANSACTION.

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(b)            Amendment to the Convertible Notes Condition to the Obligations of the Consenting Noteholders. The obligations of each Consenting Noteholder to consummate the Transaction contemplated hereby shall be subject to (unless waived or amended in accordance with the following sentence in this Section 14(b)) the satisfaction of the following condition prior to or at the closing of the Transaction: (1) $600.0 million principal amount of Convertible Notes are amended to receive a first-priority lien on the Collateral (as defined in the Amended Offering Memorandum) that is pari passu in all respects with the Credit Agreement Facility, the Existing First Lien Notes and the New First Lien Notes (subject to the terms of the Intercreditor Agreement) and the full $600.0 million principal amount is due on May 1, 2026 with no springing maturities or put rights on behalf of the holders thereof and (2) the Company shall have performed and complied with its covenants and agreements contained in Section 14(a) hereof, WHICH SHALL BE DETERMINED BY THE REQUIRED HOLDERS IN THEIR SOLE DISCRETION. The condition set forth in the first sentence of this Section 14(b) may only be waived or amended in whole or in part with respect to all Consenting Noteholders by a written instrument executed by Consenting Noteholders holding at least 90% of the aggregate Restricted Debt Holdings, as of the date on which the consent or approval is solicited, in their sole discretion, and if so waived, all Consenting Noteholders shall be bound by such waiver or amendment. THE DETERMINATION AS TO WHETHER THE COMPANY HAS COMPLIED WITH THE COVENANT IN SECTION 14(a) AND THE CONDITION IN CLAUSE (1) OF THE FIRST SENTENCE OF THIS SECTION 14(b) SHALL BE DETERMINED BY EACH CONSENTING NOTEHOLDER IN ITS SOLE AND ABSOLUTE DISCRETION.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Company and the Holders have executed this Agreement as of the date first written above.

AMC Entertainment Holdings, Inc.

By:	/s/ Sean D. Goodman
Name:	Sean D. Goodman
Title:	Executive Vice President and Chief Financial Officer

AMC CARD PROCESSING SERVICES, INC.

By:	/s/Sean D. Goodman
Name:	Sean D. Goodman
Title:	President and Chief Financial Officer

AMC ITD, LLC

By:	/s/ Sean D. Goodman
Name:	Sean D. Goodman
Title:	President and Chief Financial Officer

AMC LICENSE SERVICES, LLC

By:	/s/ Sean D. Goodman
Name:	Sean D. Goodman
Title:	Chief Financial Officer

AMERICAN MULTI-CINEMA, INC.

By:	/s/ Sean D. Goodman
Name:	Sean D. Goodman
Title:	Chief Financial Officer

Address for Notice:

AMC Entertainment Holdings, Inc. One AMC Way
11500 Ash Street, Leawood, KS 66211

with a copy (which will not constitute notice) to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attention:	Ray C. Schrock, P.C.
Corey Chivers
Candace M. Arthur

Email:	Ray.Schrock@weil.com
Corey.Chivers@weil.com
Candace.Arthur@weil.com

[Noteholder signature pages attached]

SCHEDULE 1

CERTAIN DEFINITIONS

“Additional Silver Lake First Lien Notes” means the $100 million of additional first lien notes under the Additional Silver Lake First Lien Notes Indenture (with identical terms, other than issuance price, to the New First Lien Notes) purchased by Silver Lake on the closing date of the Amended Exchange Offer at a cash price of 90% of their principal amount less a 2.0% arranger fee in cash.

“Additional Silver Lake First Lien Notes Indenture” means the indenture (separate from the New First Lien Notes Indenture) to be entered into by and among the Company and U.S. Bank National Association, as the initial trustee and collateral agent, pursuant to which the Additional Silver Lake First Lien Notes will be issued. For the avoidance of doubt, the Additional Silver Lake First Lien Notes Indenture shall be separate from the New First Lien Notes Indenture.

“Alternative Transaction” means any comprehensive recapitalization, repurchase, exchange, or amendment of a material portion of the Company’s indebtedness, other than the Transaction.

“Backstop Commitment Agreement” means that certain agreement between AMC Entertainment Holdings, Inc. and certain Consenting Noteholders pursuant to which such Consenting Noteholders shall provide a backstop commitment for the Rights Offering in the form attached as Exhibit B.

“Convertible Notes” means the Company’s 2.95% Senior Convertible Notes due 2024 issued pursuant to the Convertible Notes Indenture in the principal amount of $600.0 million.

“Convertible Notes Exchange” means collectively (a) an amendment and exchange pursuant to which the maturity of the Convertible Notes is extended from September 15, 2024 to May 1, 2026 and a first-priority lien on the Collateral (as defined in the Amended Offering Memorandum) is granted to secure indebtedness thereunder and the Second Lien Subordinated Notes are permitted thereunder to be secured by a second-priority lien on the same Collateral, and (b) Silver Lake’s purchase of Additional Silver Lake First Lien Notes at a cash price of 90% of their principal amount less a 2.0% arranger fee in cash and its consent to the $100 million of additional basket availability of first lien obligations as provided under the terms of the New First Lien Notes and Second Lien Subordinated Notes.

“Convertible Notes Indenture” means the Indenture dated as of September 14, 2018, pursuant to which the Convertible Notes were issued, between the Company, the guarantors party thereto and U.S. Bank National Association, as the initial trustee, as amended, supplemented or otherwise modified and in effect from time to time, as such may be amended or exchanged pursuant to the Convertible Notes Exchange.

“Credit Agreement Facility” means the loan facility entered into by the Issuer pursuant to that certain loan facility credit agreement, dated as of April 30, 2013 (as amended, modified, or otherwise supplemented from time to time), among the Issuer, and certain subsidiaries of the Issuer as borrowers and guarantors, Citicorp North America, Inc., in its capacity as administrative agent, and the financial institutions from time to time party thereto as lenders.

“Definitive Documents” means this Agreement, the Backstop Commitment Agreement, the Amended Offering Memorandum, the indentures for each of the New First Lien Notes and the Second Lien Subordinated Notes, the Registration Rights Agreement, any security documents for the Second Lien Subordinated Notes, the Subscription Agreement, the Escrow Agreement and Noteholder Representative Appointment Letter, all intercreditor agreements or arrangements, including the Intercreditor Agreement, the Additional Silver Lake First Lien Notes Indenture and all documentation, agreements or supplements related thereto and any such other documentation, agreements or supplements referred to herein or therein or otherwise contemplated hereby.

“Escrow Agreement and Noteholder Representative Appointment Letter” means the Escrow Agreement and related Noteholder Representative Appointment Letter by and among AMC Entertainment Holdings, Inc., an escrow agent, and a Consenting Noteholder representative in furtherance of the Transaction in the forms attached as Exhibit F.

“Existing First Lien Notes” means the $500,000,000 in aggregate principal amount of 10.5% Senior Secured Notes due 2025, issued by the Issuer pursuant to the Existing First Lien Notes Indenture.

“Existing First Lien Notes Indenture” means that certain indenture, dated April 14, 2020 (as amended, modified, or otherwise supplemented from time to time), by and among the Issuer, each of the guarantors named therein and U.S. Bank National Association, in its capacity as trustee.

“Existing Subordinated Notes” means the Company’s 6.375% Senior Subordinated Notes due 2024, the Company’s 5.75% Senior Subordinated Notes due 2025, the Company’s 5.875% Senior Subordinated Notes due 2026, and the Company’s 6.125% Senior Subordinated Notes due 2027.

“Holder” or “Holders” means either (A) an actual or beneficial holder or holders of Existing Subordinated Notes, including the above-named signatory, its affiliates and their respective accounts and funds advised or managed by any of them or other entities that hold Existing Subordinated Notes directly or indirectly on their behalf, or (B) an actual or beneficial holder or holders of Existing Subordinated Notes, which for the avoidance of doubt, in the case of an investment fund or separate account managed or advised by an investment manager, adviser, or sub-adviser, shall mean such investment manager, adviser or sub-adviser on behalf of such investment fund or separate account unless otherwise identified by the Holder on such Holder’s signature page. With respect to any signatory to this Agreement, the applicable definition of Holder as between clauses (A) and (B) above shall be either (x) identified on a strictly confidential basis to Weil, Gotshal & Manges LLP, counsel to the Company, by Milbank or (y) as identified by the Holder on such Holder’s signature page.

“Intercreditor Agreement” means the first lien/second lien intercreditor agreement entered into on the date of consummation of the Transaction between the collateral agent under the indenture for the Second Lien Subordinated Notes and (among others) the collateral agent under the Existing First Lien Notes Indenture and any other intercreditor or subordination arrangements.

“New First Lien Notes” means the 10.5% First Lien Senior Secured Notes due 2026.

“Qualified Market Maker” means an entity that (x) holds itself out to the market as standing ready in the ordinary course of its business to purchase from customers and sell to customers claims against, or interests in, the Company (including debt securities or other debt) or enter with customers into long and short positions in claims against, or interests in, the Company (including debt securities or other debt), in its capacity as a dealer or market maker in such claims against, or interests in, the Company, and (y) is in fact regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt).

“Registration Rights Agreement” means the registration rights agreement to be entered into relating to the registration of shares of the Company’s Class A common stock issued pursuant to the Transaction.

“Second Lien Subordinated Notes” means the 10%/12% Cash/PIK Toggle Second Lien Subordinated Notes due 2026 issued pursuant to the Transaction.

“Silver Lake” means Silver Lake Alpine, L.P., Silver Lake Partners V, L.P., their affiliates and any funds, partnerships or other coinvestment vehicles managed, advised or controlled by the foregoing or their respective affiliates (other than the Company or any portfolio company).

“Subscription Agreement” means, collectively, each subscription agreement between the Company and the Holders of Existing Subordinated Notes participating in the Rights Offering in connection with the Transaction in the form attached as Exhibit E.

Privileged and Confidential

EXHIBIT A

TERM SHEET

On June 30, 2020, the Company disclosed in a Current Report on Form 8-K as Exhibit 99.1 thereto a proposal (the “June 30 Proposal”) previously made by the Company to various holders of the Company’s Existing Subordinated Notes that entered into non-disclosure agreements with the Company (the “Ad Hoc Group”). The Company made a subsequent proposal that reaffirmed the June 30 Proposal, except that (i) the section of the June 30 Proposal entitled “Covenants” was amended and replaced in its entirety with the terms set forth below and (ii) the section entitled “If Condition Precedent Not Met” was removed.

The covenant package for each of the First Lien Senior Secured Notes (the “New 1L Notes”) and Second Lien Senior Subordinated Notes (the “2L Notes”) was based on the covenant package of the Company’s 10.500% Senior Secured Notes due 2025, with the following revisions:

Covenants	First Lien Senior Secured Notes Proposal	Second Lien Senior Subordinated Notes Proposal
1. Asset Sale Covenant

With respect to proceeds from any sale of an interest in a European Subsidiary, the first $150m (which amount will be reduced by any Indebtedness incurred by such European Subsidiary pursuant to the general debt basket described in Item 4 below) will be permitted to be reinvested within the 450 day period (normal Asset Sale restriction). 80% of amounts in excess of that threshold (the “European Asset Sale Debt Repayment Amount”) required to repay First Lien Obligations pro rata, with remaining 20% permitted to be reinvested (normal Asset Sale restriction), and upon receipt of at least $50m of European Asset Sale Debt Repayment Amount, the Company must repay First Lien Obligations within 15 days on a pro rata basis with any other First Lien Obligations repaid, with the New 1L Notes being subject to a mandatory redemption at par.

“European Subsidiary” means AMC Theatres of UK Limited and AMC UK Holding Limited and each of their respective subsidiaries that conduct the European (including the United Kingdom, western Europe, and the Baltic and Nordic regions) theatrical exhibition operations of the Company as of March 31, 2020.

Senior Credit Facilities paid down with proceeds of European Asset Sale decrease the size of the $2,250M 1L Credit Facility Basket (See Item 3)

With respect to Asset Sales other than Asset Sales of European Subsidiaries, the asset sale covenant from the Existing 1L Notes remains unchanged except that New 1L Notes must be repaid on a ratable basis with other First Lien Obligations that are repaid with Asset Sales proceeds by a mandatory redemption at par.

Asset Sale of European Subsidiary provision same as 1L New Proposal

With respect to Asset Sales other than Asset Sales of European Subsidiaries, the proceeds may be used to reinvest in the business or (a) if the Asset Sale consisted of Assets that constituted Collateral, first repay First Lien Credit Facilities, Silver Lake Notes, Existing 1L Notes, New 1L Notes, or Additional First Lien Obligations and second, to the extent proceeds remain after such Senior Obligations required to be repaid are repaid in full, repay Second Lien Obligations provided that the 2L Notes be redeemed on a ratable basis and (b) if the Asset Sale consisted of Assets that did not constitute Collateral, first repay Senior Obligations and second, to the extent proceeds remain after such Senior Obligations required to be repaid are repaid in full, repay Senior Indebtedness provided that the 2L Notes be redeemed on a ratable basis.

Covenants	First Lien Senior Secured Notes Proposal	Second Lien Senior Subordinated Notes Proposal
2. 2L Ratio Debt Baskets	Unchanged from Existing 1L Notes	Note: Ratios are now inclusive of Indebtedness junior to First Lien Senior Leverage Ratio Debt: 5.50x Secured Leverage Ratio: 8.00x Ratios increase 2.00x to account for Subordinated Debt
3. Credit Agreement Indebtedness (1L)

$2,250m (less the principal amount of Indebtedness under the Senior Credit Facilities repaid with proceeds of European Asset Sale, as noted in Item 1) + greater of (i) $100m and (ii) if 75% Consolidated EBITDA is at least $700m, 75% Consolidated EBITDA minus $700m

+ additional 1L debt if First Lien Leverage Ratio is no greater than 3x on a pro forma basis (Blocked until 1/1/2022)

Same as 1L New Proposal, except Senior Leverage Ratio debt and secured debt pursuant to Secured Leverage Ratio debt basket is also blocked until 1/1/2022
4. General Basket

Greater of $200m and 20% Consolidated EBITDA for Company or any Guarantor or European Subsidiary (provided that with respect to the incurrence of debt by a European Subsidiary pursuant to this basket, such amount will be reduced by any of the first $150m used to reinvest in the business pursuant to the second paragraph of Item 1 above).

If at the European Subsidiary, it must be raised in exchange for cash at a price of at least 95% of par.

If debt is an obligation of a non-Guarantor, debt may not be recourse to Company or any 1L Guarantor.

Same as 1L New Proposal

Covenants	First Lien Senior Secured Notes Proposal	Second Lien Senior Subordinated Notes Proposal
5. Secured Debt Basket (xxix) (Secured Leverage Ratio)	Unchanged from Existing 1L Notes

Liens may be equal (or junior) to the 2L Notes (note corresponding permitted lien added per “Permitted Lien” definition (xix)). Debt must be pari or subordinated to the 2L Notes in right of payment

Secured Leverage Ratio of 8.00x (see Item 2)

6. Dividends and Share purchases	No dividends or share purchases prior to January 1, 2022	Same as 1L New Proposal
7. RP Grower Basket	Starter: $50m	Same as 1L New Proposal
8. General RP Basket	Greater of $50m and 7.5% Consolidated EBITDA	Same as 1L New Proposal
9. Leverage Ratio RP Basket	Removed basket	Same as 1L New Proposal
10. Investments in Unrestricted Subsidiaries

Blocked other than investments existing or in effect as of the launch date of the Exchange Offer under clause (f) of Permitted Investments

Removed reference in clause (f) of Permitted Investments to investments “contemplated” on the Issue Date.

Same as 1L New Proposal

Covenants	First Lien Senior Secured Notes Proposal	Second Lien Senior Subordinated Notes Proposal
11(a) Permitted Investments: Non -Guarantors

Greater of $150m and 22.5% Consolidated EBITDA, provided that all but $10m of such Investments must be in cash or Cash Equivalent (including loans and contributions thereof) and use of proceeds limited to finance such Restricted Subsidiary’s operations

Same as 1L New Proposal
11(b) Permitted Investments: General Basket	Greater of $100m and 15% Consolidated EBITDA	Same as 1L New Proposal
11(c) Permitted Investments: Leverage Ratio	Removed Basket	Same as 1L New Proposal
11(d) Permitted Investments: Similar Businesses	Greater of $50m and 7.5% Consolidated EBITDA	Same as 1L New Proposal
12. Permitted European Investment

Any retained Investment in entities that conduct a portion of the European business of the Company, which Investment results from the sale/transfer of a portion of the ownership interest in one or more such entities previously wholly owned by the Company or its Restricted Subs, provided such sale is not to an Affiliate and in compliance with Asset Sale covenant. Permitted European Investments are capped at an aggregate $300m Fair Market Value of retained interest across all such Investments.

Consideration for any such sales may not be in the form of First Lien Obligations.

Ability to make any non-cash or non-Cash Equivalent Investment in any European Subsidiary capped at an aggregate $10m.

Same as 1L New Proposal
13. Repayment of Junior Indebtedness

With respect to 2L Notes, the greater of  $150m and 15% Consolidated EBITDA

With respect to any Junior Financing (including the 2L Notes), the greater of  $75m and 7.5% Consolidated EBITDA

“Junior Financing” de minimis threshold decreased to $10m

Otherwise unchanged from Existing 1L Notes

Greater of $75M and 7.5% Consolidated EBITDA

2L DoN has additional basket permitting Company or Guarantor to incur $75m of secured Indebtedness to refinance Existing Subordinated Notes (subject to covenant described in Item 14). Liens may be equal (or junior) to the 2L Notes, Debt must be pari or subordinated to the 2L Notes in right of payment.

Covenants	First Lien Senior Secured Notes Proposal	Second Lien Senior Subordinated Notes Proposal
14. Covenant re: Prevention of Uptiering by Holdouts	Company prohibited from exchanging any remaining unsecured senior subordinated notes on term more favourable than this exchange minus 10% (e.g. 55% exchange price), including any economic terms of the notes and any covenants. These restrictions do not apply to (i) cash purchases of the Existing Subordinated Notes at a purchase price less than or equal to $0.41 for each $1.00 of Existing Subordinated Notes or (ii) optional redemptions or repurchases at a discount of the Existing Subordinated Notes within one year of the final maturity date of the Existing Subordinated Notes	Same as 1L New Proposal
15. Liquidity Test for PIK (2L only)	N/A	“Liquidity,” which is the measure by which the 3rd interest payment is tested for PIK, defined as undrawn revolver (excluding amounts that if drawn would reasonably be expected to result in a breach) plus Available Cash.
16. Release of Guarantees	Guarantors released upon becoming an “Excluded Subsidiary”. Used Credit Agreement definition of “Excluded Subsidiary” except removed discretionary exclusion for low-value Guarantees and added language guarding against PetSmart risk of sale of equity causing loss of Restricted Subsidiary	Same as 1L New Proposal
17. Optional Redemption Regulatory Debt Facility Clawback	Removed	Same as 1L New Proposal
18. Definitions of Consolidated EBITDA add-backs	Consolidated EBITDA add-backs capped at 5% of Consolidated EBITDA	Same as 1L New Proposal
19. New Silver Lake Notes

Silver Lake to purchase $100m of first lien notes that are identical to the New 1L Notes (the “Silver Lake Notes”), but issued pursuant to a separate indenture, for a purchase price of $0.90 for each $1.00 of Silver Lake Notes with a 2% arranger fee in cash.

The Silver Lake Notes will be treated as existing Indebtedness under the New 1L Notes and 2L Notes indentures

N/A

EXHIBIT B

BACKSTOP COMMITMENT AGREEMENT

[see attached]

Exhibit D

Description of Notes

EXHIBIT E

SUBSCRIPTION AGREEMENT

EXHIBIT F

ESCROW AGREEMENT AND THE NOTEHOLDER REPRESENTATIVE
APPOINTMENT LETTER

EXHIBIT G

FORM OF JOINDER

The undersigned (“Transferee”) hereby acknowledges that it has read and understands that certain Support and Standstill Agreement, dated as of July 10, 2020 (as it may be amended in accordance with its terms, the “Agreement”), by and among AMC Entertainment Holdings, Inc. (together with its subsidiaries, the “Company”) and [●] (“Transferor”) and (i) agrees to be bound by the terms and conditions of the Agreement, a copy of which is attached hereto as Exhibit 1, and shall be deemed a “Consenting Noteholder” under the terms of the Agreement pursuant to the terms and conditions thereof; (ii) hereby makes all representations and warranties made therein by the Consenting Noteholders; and (iii) this Agreement shall be effective upon (a) the delivery of a signature page for this Agreement and (b) written acknowledgment by the Company (email from counsel to the Company shall suffice). All notices and other communications given or made pursuant to the Agreement shall be sent to the Transferee at the address set forth below in the Transferee’s signature.

[Signature Page Follows]

IN WITNESS WHEREOF, the Joining Party has caused this joinder to be executed as of the date first written above.

[JOINING PARTY]

By:
Name:
Title:

Aggregate Principal Amount of acquired Restricted Debt Holdings beneficially owned or managed by the above-named signatory:

6.375% Senior Subordinated Notes due 2024: __________________________

5.75% Senior Subordinated Notes due 2025:   __________________________

5.875% Senior Subordinated Notes due 2026: __________________________

6.125% Senior Subordinated Notes due 2027: __________________________

Address for Notice:

___________________________

___________________________

___________________________

Attention:
Email:

with a copy (which will not constitute notice) to:

Milbank LLP

55 Hudson Yards

New York, New York 10001

Attention:	Abhilash M. Raval (ARaval@milbank.com)
Michael Price (MPrice@milbank.com)
Paul Denaro (PDenaro@milbank.com)

Acknowledged:

AMC Entertainment Holdings, Inc.

By:
Name:
Title:

SCHEDULE A

Payment Instructions

To: GLAS AMERICAS LLC (the “Escrow Agent”)

Reference: Escrow Agreement

Defined terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in the Escrow Agreement, dated as of July [●], 2020 (the “Escrow Agreement”), by and among the AMC Entertainment Holdings, Inc. (the “Company”), the Noteholder Representative (as defined therein) and the Escrow Agent.

Please procure the following payments from the Escrow Account number [●], pursuant to Section 4 of the Escrow Agreement:2

1.	[3][An amount equal to $[●] to the Company pursuant to the following wire instructions:]

Pay to (Correspondent Bank):	[●]
ABA No:	[●]
For the account of:	[●]
Account Number:	[●]
Attention:	[●]
Reference (if applicable):	[●]

2.	[4][An amount equal to $[●], representing the cash received from Eligible Participants in excess of the Specified Amount, to the following Eligible Participants pursuant to their respective instructions]:

[Eligible Participant]	Amount:	[●]
	Pay to (Correspondent Bank):	[●]
	ABA No.	[●]
	For the account of:	[●]
	Account Number:	[●]
	Attention:	[●]

[Eligible Participant]	Amount:	[●]
	Pay to (Correspondent Bank):	[●]
	ABA No.	[●]
	For the account of:	[●]
	Account Number:	[●]
	Attention:	[●]

[Eligible Participant]	Amount:	[●]
	Pay to (Correspondent Bank):	[●]
	ABA No.	[●]
	For the account of:	[●]
	Account Number:	[●]
	Attention:	[●]

2 NTD: To include any amounts payable pursuant to the last sentence of Section 4(a) of the Escrow Agreement.

3 NTD: To be included in event New First Lien Notes are issued.

4 NTD: To be included in event that New First Lien Notes are issued and more than $200,000,000 aggregate principal amount of New First Lien Notes are subscribed for.

3.	[5][An amount equal to $[●], representing the aggregate cash received from all Participating Holders, to be refunded to each Participating Holder pursuant to the following instructions]:

[Eligible Participant]	Amount:	[●]
	Pay to (Correspondent Bank):	[●]
	ABA No.	[●]
	For the account of:	[●]
	Account Number:	[●]
	Attention:	[●]

[Eligible Participant]	Amount:	[●]
	Pay to (Correspondent Bank):	[●]
	ABA No.	[●]
	For the account of:	[●]
	Account Number:	[●]
	Attention:	[●]

[Eligible Participant]	Amount:	[●]
	Pay to (Correspondent Bank):	[●]
	ABA No.	[●]
	For the account of:	[●]
	Account Number:	[●]
	Attention:	[●]

These Payment Instructions are governed by New York law and are irrevocable.

5 NTD: To be included if the Conditions or the Backstop Conditions have not been satisfied by the Expiration Time, the Backstop Agreement is terminated or the Offering is cancelled or withdrawn by Company before the end of the Escrow Period.

[Remainder of page left blank intentionally]

Company

By:
Title:
Date:

Noteholder Representative

By:
Title:
Date:

SCHEDULE B

Representatives:

The following person(s) are hereby designated and appointed as Company Representative under the Agreement (only one signature shall be required for any direction):

Name	Specimen signature

Name	Specimen signature

The following person(s) are hereby designated and appointed as Noteholder Representative under the Agreement (only one signature shall be required for any direction):

Name	Specimen signature

Name	Specimen signature

SCHEDULE C

Schedule of Fees for Services as Escrow Agent

I.	Acceptance Fee:	WAIVED

The acceptance fee includes the administrative review of documents, initial set-up of the account, and other reasonably required services up to and including the closing. This is a flat one-time fee, payable upon execution of this Agreement.

II.	Administration Fee:	$5,000.00

The administration fee covers performance of the routine duties of Escrow Agent associated with the administration of the account. Subscriptions in excess of FF will be billed by appraisal.

III.	Out-of-Pocket Expenses:	At Cost

Reimbursement of expenses associated with the performance of our duties, including but not limited to fees and expenses of legal counsel, accountants and other agents, tax preparation, reporting and filing, publications, and filing fees.

IV.	Transaction Fees (returned funds):	$75 per wire

Fees assessed for each outgoing wire representing returned deposits as a result of the offering being withdrawn. This includes written notice to Participating Holders. See paragraphs 4(b) and 4(c).

Extraordinary services are responses to requests, inquiries or developments, or the carrying out of duties or responsibilities of an unusual nature, including termination, which may or may not be provided for in the governing documents, OR are not routine or undertaken in the ordinary course of business. Payment of extraordinary fees is appropriate where particular requests, inquiries or developments are unexpected, even if the possibility of such things could have been foreseen at the inception of the transaction. A reasonable charge will be assessed and collected by the Escrow Agent based on the nature of the extraordinary service. At our option, these charges will be billed at a flat fee or at our hourly rate then in effect. Extraordinary services might include, without limitation, amendments or supplements, specialized reporting, non-routine calculations, foreign currency conversions, use investments not automated with Escrow Agent’s trust accounting system, and actual or threatened litigation or arbitration proceedings.

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT

To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account. For a non-individual person such as a business entity, a charity, a trust or other legal entity we will ask for documentation to verify its formation and existence as a legal entity. Escrow Agent may also ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation.

Noteholder Representative Appointment Letter

July [●], 2020

Milbank LLP

Noteholder Representative

55 Hudson Yards

New York, NY 10001

Attention:	Paul Denaro (pdenaro@milbank.com)
Michael Price (mprice@milbank.com)
Abhilash Raval (araval@milbank.com)

Re:        AMC Entertainment Holdings, Inc. (the “Issuer”)

To the Noteholder Representative:

Reference is made to the Subscription Escrow Agreement, dated as of July [●], 2020, attached hereto as Annex A (the “Escrow Agreement”). Capitalized terms used but not defined elsewhere in this Agreement have the meanings specified in the Escrow Agreement.

The undersigned Participating Holder (the “Appointing Holder”) intends to subscribe for a portion of the New First Lien Notes to be issued by the Issuer upon the closing of the Exchange Offers and Consent Solicitations and wishes to fund a portion or all of the purchase price for its subscription of New First Lien Notes into the Escrow Account on the terms set forth in the Escrow Agreement, the Backstop Agreement and the Subscription Agreement, as applicable.

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Appointing Holder hereby appoints Milbank LLP as Noteholder Representative under the Escrow Agreement (solely in such capacity, the “Noteholder Representative”) on the terms and conditions set forth in this letter agreement (this “Noteholder Representative Appointment Letter”) and represents, warrants, acknowledges, and agrees as follows:

1.	The Appointing Holder is a holder of Existing Subordinated Notes and is entitled to participate in the Exchange Offers with respect to such Existing Subordinated Notes;

2.	The Appointing Holder has timely executed and delivered a Subscription Agreement and Subscription Form that are true and accurate in all respects, including as to the Purchase Price calculated and specified therein;

3.	The Appointing Holder wishes to be an Eligible Participating Holder as defined in and for purposes of the Escrow Agreement;

4.	The Noteholder Representative shall not execute or deliver a Joint Written Direction to disburse Escrow Funds pursuant to section 4(a) of the Escrow Agreement without first having received written direction letters in the form annexed hereto as Annex B executed by Participating Holders holding at least a majority in the aggregate outstanding principal amount of notes issued pursuant to each of: (a) the indenture for the 2024 and 2026 Notes, (b) the indenture for the 2025 Notes, and (c) the indenture for the 2027 Notes (a “Noteholder Direction”);[1]

[1]	Prior to seeking a Noteholder Disbursement Direction, the Noteholder Representative will deliver to the Appointing Holder a notice of request for direction with respect to the proposed disbursement of Escrow Funds (a “Direction Request”).

5.	In serving as Noteholder Representative, Milbank LLP is not providing any legal services to the Appointing Noteholder or taking on any obligation to provide legal services to the Appointing Noteholder and the Appointing Noteholder hereby waives any conflict of interest and agrees not to seek to disqualify Milbank LLP from taking on any engagement as a result of Milbank LLP’s service as Noteholder Representative;

6.	If, at any time, there is any dispute among the Issuer, the Escrow Agent, the Noteholder Representative, or any Participating Holder with respect to the disposition of all or any portion of the Escrow Funds (or any direction relating thereto) or any obligations of the Noteholder Representative in respect of the Escrow Agreement, or this Noteholder Representative Appointment Letter, then the Noteholder Representative may seek any such relief as it may determine appropriate (by means of an interpleader action or any other appropriate method) in any court of competent jurisdiction in any venue convenient to the Noteholder Representative;

7.	Milbank LLP may resign on one (1) business day’s notice as Noteholder Representative by delivering written notice to the Appointing Holder, in which case the Appointing Holder shall have the ability to designate a successor Noteholder Representative as contemplated under the Escrow Agreement; and

8.	Milbank LLP shall have no liability to the Appointing Holder in connection with any actions taken in connection with serving as Noteholder Representative (including, without limitation, in connection with any instruction or direction under the Escrow Agreement).

The undersigned certifies to Milbank LLP that it is duly authorized to act on behalf of itself and/or the Appointing Holder on whose behalf it has executed this letter agreement. This Noteholder Representative Appointment Letter shall be governed by and interpreted in accordance with the law of the State of New York.

[Signature Page to Follow]

[INSERT ENTITY NAME]

By:
Name:
Title:

Address for Notice:

Attention:
Email:

AMC Noteholder Representative Appointment Letter Signature Page

Annex A to Noteholder Representative Appointment Letter

Escrow Agreement

Annex B to Noteholder Representative Appointment Letter

Form of Noteholder Disbursement Direction

[_], 2020

Milbank LLP

Noteholder Representative

55 Hudson Yards

New York, NY 10001

Attention:	Paul Denaro (pdenaro@milbank.com)
Michael Price (mprice@milbank.com)
Abhilash Raval (araval@milbank.com)

Re:        AMC Entertainment Holdings, Inc. (the “Issuer”)

To the Noteholder Representative:

Reference is made to the Noteholder Representative Appointment Letter, dated as of July [●], 2020 (the “Noteholder Representative Appointment Letter”). Capitalized terms used but not defined elsewhere in this Agreement have the meanings specified in the Noteholder Representative Appointment Letter.

The undersigned Appointing Holder hereby acknowledges that the Backstop Conditions described in section 4(a) of the Escrow Agreement have been duly satisfied or waived and hereby authorizes and directs the Noteholder Representative to execute and deliver one or more Joint Written Directions to the Escrow Agent to disburse the Escrow Funds set forth in the Direction Request dated [●], 2020.

The undersigned certifies to Milbank LLP that it is duly authorized to act on behalf of itself and/or the Appointing Holder on whose behalf it has executed this direction letter.

[APPOINTING HOLDER]

By:
Name:
Title:

Address for Notice:

Attention:
Email: